EXHIBIT 11.1
                             AMERICREDIT CORP.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (dollars in thousands, except per share amounts)

                             Three Months          Six Months
                                Ended                 Ended
                             December 31,          December 31,
                             1994    1993          1994    1993
                             ------------          ------------
PRIMARY:
Average common shares
  outstanding. . . . .  28,759,553  29,133,174  28,754,502  29,131,625

Common share equivalents
  resulting from
  assumed exercise of
  stock options and
  warrants . . . . . .   1,431,626   3,481,231   1,371,886   3,179,493
                        ----------  ----------  ----------  ----------
Average common shares
  and share equivalents
  outstanding. . . . .  30,191,179  32,614,405  30,126,388  32,311,118
                        ==========  ==========  ==========  ==========
FULLY DILUTED:

Average common shares
  outstanding. . . . .  28,759,553  29,133,174  28,754,502  29,131,625

Common share equivalents
  resulting from
  assume exercise of
  stock options and
  warrants . . . . . .   1,431,626   3,709,347   1,371,886   3,710,274
                        ----------  ----------  ----------  ----------
Average common shares
  and share equivalents
  outstanding  . . . .  30,191,179  32,842,521  30,126,388  32,841,899
                        ==========  ==========  ==========  ==========

NET INCOME   . . . . . $     2,092 $     1,334 $     3,893 $     2,469
                        ==========  ==========  ==========  ==========
EARNINGS PER SHARE:

  Primary. . . . . . . $       .07 $       .04 $       .13 $       .08
                        ==========  ==========  ==========  ==========

  Fully diluted. . . . $       .07 $       .04 $       .13 $       .08
                        ==========  ==========  ==========  ==========

Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.

Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.